UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  November 14, 2012

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of USEC Inc.’s (“USEC” or the “Company”) ongoing actions to align its business with its evolving business environment, on November 14, 2012, the Board of Directors of USEC Inc. (“USEC” or the “Company”) appointed Robert Van Namen as Senior Vice President and Chief Operating Officer.  In this role, Mr. Van Namen will have responsibility for directing all of the Company’s business operations, including the American Centrifuge program (“ACP”), enrichment operations at the Paducah gaseous diffusion plant, contract services and NAC International.  Prior to his new appointment, Mr. Van Namen, 51, had been Senior Vice President, Uranium Enrichment since September 2005.  Mr. Van Namen was Senior Vice President directing marketing and sales activities from January 2004 to September 2005 and was Vice President, Marketing and Sales from January 1999 to January 2004.

The Board of Directors also appointed Philip G. Sewell as Senior Vice President and Chief Development Officer, with a focus on corporate and business development activities, including marketing and sales activities and leading the Company’s ACP commercialization planning.  Previously Mr. Sewell was Senior Vice President, American Centrifuge and Russian HEU.  John C. Barpoulis, Senior Vice President and Chief Financial Officer and Peter B. Saba, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary are also taking on expanded responsibilities in connection with the implementation of the Company’s current strategic initiatives.

In connection with this realignment of senior executives, the Board of Directors approved the following compensation adjustments for the senior executives:

•	An increase in Mr. Van Namen’s base salary to $484,000 from $446,000;
•	An increase in Mr. Barpoulis’s base salary to $475,000 from $448,000; and
•
An increase in Mr. Saba’s base salary to $445,000 from $420,000.  In addition, Mr. Saba’s annualized target award level under the Company’s long-term incentive program was increased from 90% of base salary to 110% of base salary to be aligned with the target award level for the other senior vice presidents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

November 19, 2012	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)